Exhibit 99.1

PRESS RELEASE
1/28/25
Carlisle Companies Elects Sheryl D. Palmer to its Board of Directors
SCOTTSDALE, ARIZONA, January 28, 2025 - Carlisle Companies Incorporated (NYSE:CSL) announced today that Sheryl D. Palmer has been elected to its Board of Directors effective immediately.
Ms. Palmer is President, Chief Executive Officer and Chairman of the Board of Taylor Morrison Home Corporation, a U.S.-based, publicly-traded leading national land developer and homebuilder. Ms. Palmer’s previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation. Ms. Palmer has over 35 years of cross-functional industry experience in the building sector, including leadership in land acquisition, sales and marketing, development and operations management. Ms. Palmer is a member of various non-profit organizations that serve the needs of homeless families and develop talent for the building industry. In addition, Ms. Palmer is a member of the Executive Committee of the Joint Center for Housing Studies of Harvard University.
Chris Koch, Chair, President & Chief Executive Officer, said “We are extremely pleased to have Sheryl join our board. Sheryl has deep knowledge of the building sector and brings experience in leading a public company. Sheryl will add significant value to Carlisle and our shareholders as we continue to build on our Vision 2030 initiatives.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.
Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592 - 9668
        mpatel@carlisle.com